Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in this Registration Statement to form S-1 of our audit opinion report dated March 21, 2022, with respect to the audited financial statements of China Infrastructure Construction Corp included in form S-1 for the period ended May 31, 2021. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PWR CPA, LLP

PWR CPA, LLP

Houston, TX